UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2018

VPR BRANDS, LP

(Exact name of registrant as specified in its charter)

Delaware	000-54435	45-1740641
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3001 Griffin Road, Fort Lauderdale, FL 33312

(Address of principal executive offices)

(954) 715-7001

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed on August 3, 2016, in the Current Report on Form 8-K filed by VPR Brands, L.P. (the “Company”), the Company issued (i) a secured, one-year promissory note (“Note #1”) to Healthier Choices Management Corp. (f/k/a Vapor Corp.) (“HCMC”) in the principal amount of $370,000, and (ii) a secured, 36-month promissory note from the Company to HCMC in the principal amount of $500,000 (together with Note #1, the “Original Notes”). In connection therewith, the Company and HCMC entered into that certain Security Agreement dated July 29, 2016 (the “Security Agreement”).

Loan Agreement

On September 6, 2018, the Company, Kevin Frija, the Company’s Chief Executive Officer, Chief Financial Officer and Chairman of the Board, and a significant stockholder of the Company (solely for purposes of Section 4.2 of the Loan Agreement) and HCMC entered into that certain Loan Agreement as of September 6, 2018 (the “Loan Agreement”). Pursuant to the terms of the Loan Agreement, HCMC agreed to loan the Company $500,000, in exchange for issuance by the Company to HCMC of an amended and restated secured promissory note in the aggregate principal amount of $582,260. The Loan Agreement is subject to customary covenants and contains customary representations and warranties.

Amended and Restated Secured Promissory Note

On September 6, 2018, the Company issued the Amended and Restated Secured Promissory Note in the principal amount of $582,260 (the “A&R Note”). The principal amount of the A&R Note represents (i) $500,000 which HCMC loaned to the Company on September 6, 2018, and (ii) $82,260, which represents the aggregate amount owed by the Company under the Original Notes as of September 6, 2018. The A&R Note, which has a maturity date of September 6, 2021, had the effect of amending and restating the Note and bears interest at the rate of 7% per annum. Pursuant to the terms of the A&R Note, the Company agreed to pay HCMC 155 weekly payments of $4,140.55, commencing on September 14, 2018 and ending on September 14, 2021, and a balloon payment for all remaining accrued interest and principal in the 156th week. The Company at its option has the right, by giving 15 business days’ advance notice to HCMC, to prepay a portion or all amounts outstanding under the A&R Note without penalty or premium.

The A&R Note is subject to customary covenants. Noncompliance with any of the covenants in the A&R Note or other Transaction Documents (as defined in the A&R Note) without cure or waiver would constitute an event of default under the A&R Note. An event of default resulting from a breach of a covenant may result, at the option of HCMC, in an acceleration of the principal and interest outstanding. At any time after the occurrence and during the continuance of an event of default, the A&R Note will bear interest at an interest rate equal to the lower of 15% per annum or the highest rate allowed by law. The A&R Note also contains other customary events of default (subject to specified grace periods, as applicable), including defaults based on (i) nonpayment of principal, interest or charges when due, (ii) any representation or warranty by the Company in the A&R Note or other Transaction Documents at the time made is false or misleading in any material respect, (iii) the Company making any principal or interest payment on any unsecured indebtedness (other than Permitted Indebtedness (as defined in the A&R Note)) prior to the repayment of all of the principal amount outstanding under the A&R Note without first obtaining the prior written consent of HCMC, (iv) the Company defaulting on any other indebtedness (in excess of $50,000) or material obligation to which it is a party and any other party to any such indebtedness or material agreement with the Company in default exercises any remedies which it may be entitled, or (v) the Company experiencing a Change of Control (as defined in the A&R Note) at any time while the A&R Note are outstanding.

First Amendment to Security Agreement

On September 6, 2018, the Company entered into that certain First Amendment to Security Agreement, dated September 6, 2018 (the “First Amendment”). The First Amendment had the effect to amending the Security Agreement to include the A&R Note as a part of the Secured Obligations, as defined in the First Amendment, thereby providing that the A&R Note is secured by all of the assets of the Company and its subsidiaries.

The foregoing description of the Loan Agreement, the A&R Note and the First Amendment is not a complete description of all of the rights and obligations of the parties thereto under the Loan Agreement, the A&R Note and the First Amendment, respectively, and is qualified in its entirety by reference to the Loan Agreement, the A&R Note and the First Amendment, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and which are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 6, 2018, the Company issued the Amended Note to HCMC. The terms of the HCMC Note are described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Loan Agreement dated as of September 6, 2018 by and among VPR Brands, LP, Kevin Frija (solely for purposes of Section 4.2), and Healthier Choices Management Corp.
10.2	Amended and Restated Secured Promissory Note dated September 6, 2018 issued by VPR Brands, LP to Healthier Choices Management Corp.
10.3	First Amendment to Security Agreement dated as of September 6, 2018 by and between VPR Brands LP and Healthier Choices Management Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2018	VPR BRANDS, LP

	By:	/s/ Kevin Frija
Kevin Frija
Chief Executive Officer and Chief Financial Officer